Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

CSW Industrials, Inc., a Delaware corporation, has one class of equity securities registered under Section 12 of the Securities Exchange Act of 1934: common stock, par value $0.01 per share (“common stock”).
References in the following discussion to “we,” “our” and “us” and similar references mean CSW Industrials, Inc.
The following description of our common stock is a summary and is qualified in its entirety by provisions of the Delaware General Corporation Law (the “DGCL”) and by reference to the terms and provisions of our Third Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), which are incorporated herein by reference and attached as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Authorized Capital Stock
Pursuant to our Charter, the total number of shares of all classes of capital stock which we are authorized to issue is 60,000,000 shares, consisting of: (1) 50,000,000 shares of common stock and (2) 10,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”).
Common Stock
Dividend Rights
Subject to the rights, if any, of the holders of any outstanding series of our preferred stock, holders of our common stock will be entitled to receive ratably dividends out of any of our funds legally available when, as and if declared by our Board of Directors (the “CSWI Board”).
Voting Rights
Each holder of our common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote, including the election of directors. Our Charter does not provide for cumulative voting in the election of directors. Except as otherwise provided by law or in a preferred stock designation, the holders of a majority of the stock issued and outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. When a quorum is present at any meeting of stockholders, the affirmative vote of the majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter and that are voted for or against the matter will be the act of the stockholders, except as otherwise provided in our Charter (including with respect to the election of directors), Bylaws, a preferred stock designation, or by law, rule or regulation. In an uncontested election of directors at a meeting of stockholders, each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director at such meeting of the stockholders. In a contested election of directors at a meeting of the stockholders, each director will be elected by a plurality vote of the votes cast at such meeting of the stockholders. Our directors elected at each annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders.
Liquidation
If we liquidate, dissolve or wind up our affairs, holders of our common stock will be entitled to share proportionately in our assets available for distribution to stockholders, after payment or provision for all liabilities and subject to the rights, if any, of the holders of any outstanding series of our preferred stock.
Other Rights
The holders of our common stock have no preemptive rights, no subscription rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.
Preferred Stock
Under our Charter, the CSWI Board may, without further action by the stockholders, designate and issue up to 10,000,000 shares of our preferred stock in one or more series, and may establish from time to time the number of shares to be included in such series and may fix the designation, powers, privileges, preferences and relative participating, optional or other rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of the shares of each such series and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:
•restricting dividends on the common stock;
•diluting the voting power of the common stock;
•impairing the liquidation rights of the common stock; or
•delaying or preventing a change in control without further action by the stockholders.
As a result of these or other factors, the issuance of preferred stock could have an adverse effect on the market price of our common stock.
Delaware Takeover Law
Subject to certain exceptions, Section 203 of the DGCL prohibits a Delaware corporation from engaging in a broad range of “business combination” transactions with any “interested stockholder” during a period of three years following the date that such person became an interested stockholder, unless:
•before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;
•on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.
A “business combination” is defined to include, among other things and in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203 of the DGCL) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.
Section 203 of the DGCL permits corporations to include an election not to be governed by that provision by so providing in an amendment to the corporation’s certificate of incorporation or bylaws approved by the affirmative vote of holders of a majority of the corporation’s shares entitled to vote on such action. We have not made that election and will accordingly be governed by Section 203 of the DGCL.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws
The provisions of our Charter and Bylaws discussed below may have the effect, either alone or in combination with Section 203 of the DGCL, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that the CSWI Board opposes, but that a stockholder might consider to be in its best interest.
These provisions are intended to discourage certain types of coercive takeover practices and takeover bids that the CSWI Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the CSWI Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. These provisions may also have the effect of preventing changes in our management.
Issuance of Undesignated Preferred Stock
As discussed above under “Preferred Stock,” the CSWI Board will have the ability to designate and issue preferred stock with voting or other rights or preferences, which could deter hostile takeovers or delay changes in our control or management.
Number of Directors; Filling Vacancies; Removal
Our Charter and Bylaws provide that our business and affairs will be managed by the CSWI Board and that, subject to the rights, if any, of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, the CSWI Board will consist of not less than three nor more than nine members, with the number of directors within these limits to be fixed exclusively by the CSWI Board. In addition, our Charter and Bylaws provide that any board vacancy, including a vacancy resulting from an increase in the number of directors, may be filled solely by the affirmative vote of a majority of the remaining directors then in office and entitled to vote, even though that may be less than a quorum of the CSWI Board.
No Cumulative Voting
Delaware law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation provides otherwise. Our Charter does not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the CSWI Board as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to secure a seat on the CSWI Board and thereby influence the CSWI Board’s decision regarding a takeover.
Special Meetings
Our Charter and Bylaws provide that special meetings of our stockholders may only be called by our chairman of the board, chief executive officer or a majority of the CSWI Board. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or holders controlling a majority of our capital stock to take any action, including the removal of directors. Our Charter and Bylaws limit the business that may be conducted at an annual or special meeting of stockholders to those matters properly brought before the meeting. These provisions make it more difficult for stockholders to take an action opposed by the CSWI Board.

No Stockholder Action by Written Consent
Our Charter and Bylaws require that all actions to be taken by stockholders must be taken at a duly called annual or special meeting, and stockholders will not be permitted to act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend our Bylaws, remove directors or take other actions without holding a meeting of stockholders called in accordance with our Bylaws. These provisions will make it more difficult for stockholders to take an action opposed by the CSWI Board.
Requirements for Advance Notification of Stockholder Nomination and Proposals
Under our Bylaws, stockholders of record will be able to nominate persons for election to the CSWI Board or bring other business constituting a proper matter for stockholder action at annual meetings only by providing proper notice to our secretary. Proper notice must be generally received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (or, in some cases, prior to the tenth day following the announcement of the meeting) and must include, among other information, the name and address of the stockholder giving the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting.
Contests for the election of directors or the consideration of stockholder proposals will be precluded if the proper procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposals. Nothing in our Bylaws will be deemed to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Exclusive Jurisdiction for Certain Actions
Our Bylaws require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers and employees for breach of fiduciary duty and other similar actions be brought only in the Court of Chancery in the State of Delaware, unless we otherwise consent. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.